Exhibit 99.1

  Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS THIRD QUARTER EARNINGS OF $0.75 PER SHARE
Raises Annual EPS Guidance

PRINCETON, NJ, November 6, 2007 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 28, 2007 of $51.7 million or $0.75 per share, an increase of $0.18 per share or 32% over last year’s $38.7 million or $0.57 per share.

This year’s third quarter results include a $3.3 million pre-tax gain on the sale of property by the Company’s Canadian subsidiary ($0.04 per share) and a $1.3 million tax benefit related to the reduction of tax liabilities ($0.02 per share).  Last year’s third quarter also included a tax benefit relating to the net reduction of tax liabilities ($0.03 per share).

Net income for the nine months ended September 28, 2007 rose to $137.3 million or $2.00 per share, an increase of $0.29 per share or 17% over last year’s $115.0 million or $1.71 per share.

Third Quarter Review

Net sales for the quarter increased 12% to $580.4 million, which includes a 1% favorable impact of foreign exchange.  Organic sales, which excludes the impact of acquisitions, and foreign exchange, increased by approximately 6% for the quarter.  Third quarter sales also include the results of the Orange Glo International, Inc. (OGI) laundry additive and household cleaners business, which was acquired on August 6, 2006.  Approximately 1% of organic sales growth is attributed to the initial wave of the liquid laundry detergent compaction launch in the United States.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our third quarter results.  Our new products and increased marketing spending are driving strong organic growth.  In addition, our continuing focus on managing costs is helping to improve gross margins  despite higher commodity and energy costs.”

Consumer Domestic sales in the third quarter, which includes a full quarter of OGI sales were $407.7 million, a $37.6 million or 10% increase over the prior year third quarter sales of $370.1 million.  Also contributing to higher sales were SpinBrush™ battery-operated toothbrushes, Arm & Hammer Super Scoop® cat litter, Arm & Hammer® liquid laundry detergent, Arm & Hammer® Carpet Deodorizer, Trojan® condoms, and Arm & Hammer® Dental Care toothpaste.  These increases were partially offset by lower sales of other toothpaste and antiperspirant products.  Consumer International sales of $105.6 million increased 13% over the prior year third quarter sales, of which 7% was due to foreign currency changes with the balance due to higher sales in Canada, France, and Brazil and the inclusion of the OGI business.  Specialty Products sales grew 23% due to higher volumes and pricing in the animal nutrition and specialty chemicals businesses.

Gross margin increased 40 basis points to 39.5% in the third quarter compared to 39.1% in the same quarter last year.  Despite continuing cost pressures from commodities and energy, gross margins expanded due to cost-reduction programs, price increases and volume scale leverage.

Marketing expense was $69.7 million in the third quarter, a $7.1 million increase over the prior year’s third quarter partially due to the acquired OGI business.  Marketing expense as a percentage of net sales was 12.0% in the quarter compared to 12.1% in last year’s third quarter.

Selling, general, and administrative expense (SG&A) was $71.1 million in the third quarter, a $0.4 million decrease over the prior year’s third quarter due to the $3.3 million gain on the property sale in Canada, partially offset by higher management information systems, legal and selling expenses.  Excluding the gain, SG&A as a percentage of net sales was 12.8% in the quarter compared to 13.8% in last year’s third quarter.

Operating income increased 29% to $88.6 million in the third quarter compared to $68.9 million in the prior year’s third quarter driven by higher sales and the $3.3 million gain on the property sale in Canada.  Excluding the gain, operating margins expanded 140 basis points to 14.7%.

Other expense decreased to $11.2 million in the third quarter, compared to $14.2 million in the prior year’s third quarter, primarily due to favorable foreign exchange gains.

The effective tax rate in the current quarter was 34.7% compared to last year’s 31.7%.  The current quarter rate includes a $1.3 million benefit due to the reduction of tax liabilities.  Without this tax benefit, the effective tax rate in the current quarter would have been 36.4%.  The effective tax rate in last year’s third quarter was favorably impacted by the net reduction of tax liabilities.

Free Cash Flow and Net Debt

For the first nine months of 2007, the Company reported $159 million of net cash from operations compared to $109 million in the first nine months of 2006.  For the first nine months, the Company has generated approximately $123 million in free cash flow compared to $76 million in the prior period.  Free cash flow is defined as net cash from operations less capital expenditures.

At quarter-end, the Company had total outstanding debt of $867 million and cash of $179 million for a net debt position of $688 million.  This compares to total debt of $933 million and cash of $110 million for a net debt position at December 31, 2006 of $823 million.  Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as defined in the Company’s principal credit agreement, which excludes certain items, was approximately $293 million for the first nine months of 2007, a $20 million increase over the same period last year.  The leverage ratio of total debt to Adjusted EBITDA for the twelve months ended September 28, 2007 was 2.3.

New Product Activity

On the new product front, Mr. Craigie commented, “The Company has taken a major step forward in the number of new product launches that deliver meaningful benefits to consumers.  We continue to support these initiatives with increased marketing support and we have increased R&D and product development spending to support new product launches in the future.”

In the third quarter, the Company launched Arm & Hammer plus OxiClean liquid and powder laundry detergent bringing the benefits of these two powerful laundry products together.  In addition, the Company began shipments of concentrated liquid detergents in the southern part of the United States.  Arm & Hammer® Essentials™ detergents and fabric softener sheets continue to drive incremental growth to our laundry products as does OxiClean® Spray Away™ portable instant stain remover.  The Company also launched an introductory advertising campaign in the quarter to support our new Arm & Hammer® cat litter product, called Odor Alert™, with crystals that change color when activated, which began shipping in the second quarter.

In personal care products, the Trojan® brand continues to achieve record market shares resulting from innovative line extensions and our new advertising campaign. The SpinBrush™ battery-powered toothbrush line maintained share leadership in the third quarter in the battery-operated toothbrush category with new products including Pro-Select™, the first and only battery-powered toothbrush with a two-speed switch that allows consumers to choose between a maximum speed “deep clean” and a lower speed “gentle massage.”

Gross Margin Expansion

Despite increasing commodity and energy costs, which will continue to be a factor, the Company expanded year-over-year gross margins in the third quarter.  Gross margins are expected to continue to improve in the fourth quarter and in 2008.  Future improvement in gross margin is expected to be driven by liquid laundry detergent compaction, manufacturing synergies from the  completed OGI business integration, price increases, cost savings programs, and volume scale leverage.

Outlook

“Organic sales growth and marketing spending are expected to be strong in the fourth quarter of 2007.  Marketing programs will be focused on our key brands and trademarks including Arm & Hammer®, Trojan®, SpinBrush™, OxiClean®, and First Response®,” said Mr. Craigie.

With regard to the full year, Mr. Craigie concluded, “Due to our solid performance to date this year, the positive impact of our new product launches and the successful integration of the OGI business, we are raising our previously announced earnings per share goal of $2.34 to $2.36 to $2.42 to $2.44, including the gain on the property sale, which is equivalent to a 17% to 18% increase over 2006 results.  Included in our full year earnings goal is a fourth quarter charge of approximately $0.04 per share, relating to the reorganization of our Canadian business as we continue to take actions to streamline the Company.”

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As previously reported, at its October 31 Board meeting, the Company declared a quarterly dividend of $0.08 per share.  The dividend will be payable December 3, 2007 to stockholders of record at the close of business on November 12, 2007. This is the Company’s 427th regular quarterly dividend.

Church & Dwight will host a conference call to discuss third quarter 2007 results on November 6, 2007 at 10:00 a.m. (ET).  To participate, dial in at 800-599-9816, access code:  80911144.  A replay will be available two hours after the call at 888-286-8010, access code: 21755373.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing spending, new product introductions, the timing of new product launches, consumer demand for the Company’s products, the shift to concentrated liquid laundry detergent, the ability to realize manufacturing synergies from the integration of the Orange Glo International, Inc. business acquired in 2006, reorganization charges, increases in R&D and product development spending, and earnings per share.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, and environmental remediation.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”
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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Sept. 28, 2007	Sept. 29, 2006	Sept. 28, 2007	Sept. 29, 2006
Net Sales	$580,438	$518,578	$1,641,245	$1,419,553
Cost of sales	351,031	315,618	995,269	862,808
Gross profit	229,407	202,960	645,976	556,745
Marketing expenses	69,700	62,620	181,654	150,174
Selling, general and administrative expenses	71,092	71,451	217,014	198,706
Income from Operations	88,615	68,889	247,308	207,865
Equity in earnings of affiliates	1,797	1,877	5,817	5,277
Other income (expense), net	(11,193)	(14,163)	(37,348)	(31,971)
Income before minority interest and taxes	79,219	56,603	215,777	181,171
Income taxes	27,512	17,943	78,450	66,155
Minority Interest	(9)	(4)	(21)	(1)
Net Income	$51,716	$38,664	$137,348	$115,017
Net Income per share - Basic	$0.78	$0.60	$2.09	$1.78
Net Income per share - Diluted	$0.75	$0.57	$2.00	$1.71
Dividend per share	$0.08	$0.07	$0.22	$0.19
Weighted average shares outstanding - Basic	65,913	64,966	65,762	64,716
Weighted average shares outstanding - Diluted	70,341	69,065	70,225	68,752

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Sept. 28, 2007	Sept. 29, 2006
Assets
Current Assets
Cash, equivalents and securities	$178,486	$95,813
Accounts receivable	271,802	248,606
Inventories	220,150	206,720
Other current assets	17,346	15,009
Total Current Assets	687,784	566,148
Property, Plant and Equipment (Net)	346,850	335,916
Equity Investment in Affiliates	9,985	10,180
Tradenames and other intangibles	670,818	694,076
Goodwill	688,537	684,799
Other Long-term assets	76,582	68,111
Total Assets	$2,480,556	$2,359,230
Liabilities and Stockholders' Equity
Short-Term Debt	$150,674	$142,726
Other Current Liabilities	311,539	304,030
Total Current Liabilities	462,213	446,756
Long-Term Debt	715,830	840,082
Other Long-Term Liabilities	273,288	237,519
Stockholders' Equity	1,029,225	834,873
Total Liabilities and Stockholders' Equity	$2,480,556	$2,359,230

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in thousands)	Sept. 28, 2007	Sept. 29, 2006
Net Income	$137,348	$115,017

Depreciation and Amortization	43,097	38,142
Deferred Income Taxes	21,284	14,134
Net Gain on Asset (Sale)/Disposal	(1,202)	3,842
Non Cash Compensation	8,991	7,761
Other	(2,556)	(1,668)

Changes in Assets and Liabilities:
Accounts Receivable	(34,573)	(31,327)
Inventories	(21,760)	(22,618)
Prepaid Expenses	(525)	3,369
Accounts Payable and Accrued Expenses	2,811	(6,318)
Income Taxes Payable	11,620	(1,232)
Excess tax Benefits on Stock Options Exercised	(5,509)	(5,443)
Other liabilities	233	(4,369)
Net cash from operations	159,259	109,290

Additions to PP&E	(36,235)	(33,200)
Acquisitions	(211)	(337,648)
Proceeds from sale of assets	7,213	--
Other	(436)	666
Net cash (used in) investing activities	(29,669)	(370,182)

Debt payments (net of borrowings)	(66,881)	225,913
Payment of cash dividends	(14,464)	(12,297)
Stock option related	15,876	15,110
Other	(246)	(2,019)
Net cash (used in) provided by financing activities	(65,715)	226,707

F/x impact on cash	4,135	3,320

Net change in cash and investments	$68,010	$(30,865)

Free cash flow(1)	$123,024	$76,090

FREE CASH FLOW = Net Cash from Operations less Capital Expenditures

(1) Free cash flow is defined as net cash provided by operating activities less capital expenditures.  Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for debt reduction, dividends, and discretionary investment.

SUPPLEMENTAL INFORMATION

Third Quarter and YTD 2007 and 2006 Product Line Net Sales

	Three Months Ended		Percent
	9/28/2007	9/29/2006	Change
Household Products	$262.6	$231.1	14%
Personal Care Products	145.1	139.0	4%
Consumer Domestic	407.7	370.1	10%
Consumer International	105.6	93.8	13%
Total Consumer Net Sales	513.3	463.9	11%
Specialty Products Division	67.1	54.7	23%
Total Net Sales	$580.4	518.6	12%

	Nine Months Ended		Percent
	9/28/2007	9/29/2006	Change
Household Products	$749.2	$592.8	26%
Personal Care Products	417.1	412.4	1%
Consumer Domestic	1,166.3	1,005.2	16%
Consumer International	288.7	249.1	16%
Total Consumer Net Sales	1,455.0	1,254.3	16%
Specialty Products Division	186.2	165.3	13%
Total Net Sales	$1,641.2	$1,419.6	15%

The following discussion addresses the reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to reflect the impact of acquired businesses and the effect of foreign exchange changes.   Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended	Nine Months Ended
	9/28/2007	9/28/2007
Reported Growth	12%	15%

Less:
Acquisitions	5%	11%
FX	1%	1%
Organic Growth	6%	3%

Adjusted EBITDA and Free Cash Flow

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement.  Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.

Adjusted EBITDA

Reconciliation of Net Cash Provided By
Operating Activities to Adjusted EBITDA
Nine Months Ended
Sept. 28, 2007
(Dollars in Millions)
Net Cash Provided by Operating Activities	$159.3
Interest Expense	43.9
Current Portion Income Tax Provision	57.2
Change in Working Capital & Other Liabilities	42.2
Investment Income	(5.1)
Tax Benefit on Stock Options Exercised	5.5
Andes Trading Legal Settlement	(10.4)
Other	0.5
Church & Dwight Adjusted EBITDA	$293.1

Net Cash Provided by Operating Activities	$159.3
Less: Capital Expenditures	(36.2)
Free Cash Flow	$123.1